Exhibit 99.1

Avantogen Oncology Inc. Appoints Angela Bronow Davanzo Chief Financial Officer.

Los Angeles, Aug 22nd, 2006 – Avantogen Oncology, Inc. (AVTO) today announced the appointment of Angela Bronow Davanzo to the position of Chief Financial Officer.

“Angela brings over 20 years financial management and biotechnology experience to the company and we are delighted that Angela has joined us,” said Chris Nowers, Chief Executive Officer.

Most recently Angela spent 15 years at Amgen Inc. in various roles focused on financial planning and analysis, accounting, and treasury. Prior to Amgen she was the Controller at Brentwood Associates, a venture capital group and an auditor at Arthur Young & Company. Angela holds a Bachelor of Science degree from California State University, Northridge, a Masters of Business Administration from UCLA, and is a Certified Public Accountant.

“I am excited to join the executive team at Avantogen Oncology,” said Ms. Davanzo. “I look forward to further developing the finance function and exploring business development opportunities in the oncology therapeutic area.”

About Avantogen Oncology, Inc.

Avantogen Oncology is an international biotechnology company developing a focused oncology product portfolio, including the clinical evaluation of RP101, for patients with advanced pancreatic cancer and the pre-clinical evaluation of two further candidates, capridine beta in the setting of prostate cancer and an oral formulation of paclitaxel. Avantogen Oncology, Inc. is traded on the OTC Bulletin Board under the symbol AVTO.

For further information, visit www.avantogenoncology.com or contact;

Chris Nowers,

Chief Executive Officer,

Avantogen Oncology, Inc.

2121 Avenue of the Stars,

Suite 2550,

Los Angeles,

CA 90067, USA

Tel: +1 310 279 2932

Email: cnowers@avantogenoncology.com

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may cause the company’s actual results to differ materially from stated expectations. Such potential risks and uncertainties include, among others, the results of clinical trials, access to capital, the effectiveness and pace of current and future product development efforts, regulatory approvals, product demand and market acceptance, the impact of competitive products and other factors which may be identified from time to time in the company’s SEC filings and other public announcements.